Exhibit 99.1
REPROS THERAPEUTICS ANNOUNCES COMPLETION OF PUBLIC OFFERING OF COMMON STOCK
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (Nasdaq:RPRX) today announced the completion of a public offering of 2,610,000 shares of its common stock at a public offering price of $13.75 per share. The net proceeds to the company from the sale of shares of its common stock in this offering were approximately $33.0 million. CIBC World Markets Corp. acted as sole book-running manager in this offering. Punk, Ziegel & Company acted as co-lead manager. ThinkEquity Partners LLC acted as co-manager.
     A registration statement relating to the shares has been declared effective by the Securities and Exchange Commission. Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com, by fax at 212-667-6303, or by mail at CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Ave, 5th floor. NY, NY 10017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Contacts
Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447